[LOGO]  Allegheny Energy, Inc.

Discussion of Preemptive Rights of Shareholders

Bruce E. Walenczyk

Senior Vice President and Chief Financial Officer

Summary of Critical Events

10/1/02 -	Downgraded to below investment grade

10/8/02 -	Announced technical default under bank credit agreements

10/9/02 -	Filed with the SEC for approval to provide collateral to support additional borrowings and announced intention to reduce or eliminate the dividend

10/21/02 -	Announced SEC approval for secured financing

12/5/02 -	Announced suspension of dividend

2/25/03 -	Announced secured debt financing and restructuring

Corrective Action Plan

•	Substantially cut operating costs and capital expenditures

•	Suspended dividend through at least the end of 2003 to conserve cash

•	Utilized Allegheny Energy Supply assets to secure certain existing and new debt

•	Focused on core generation and delivery businesses

•	Reduced trading operations to minimize exposure

•	Selling assets and raising equity to reduce debt and strengthen balance sheet

Summary Terms of Bank Deal

FACILITIES

Allegheny Energy Supply

•	Refinancing Facility: $988 million
	•	$895 million in revolving credit facility
	•	$57 million in bilateral refinancing
	•	$36 million in St. Joseph B&C Notes refinancing
•	New Money Facility: $470 million Additional Financing Facility (only $420 million available at Closing)
•

 $50 million which is not drawable until 2002 audited financials and first quarter 2003 financials have been filed with the SEC and there exists adequate secured debt capacity under the 30% test.  $50 million closing may not occur after 7/31/03, the date by which the conditions must be satisfied

•	Springdale Facility: $269 million Refinancing

Allegheny Energy, Inc.

•	Allegheny Energy, Inc. Facilities: $330 million

TERMS

•	Allegheny Energy Supply Facilities
	•	Total Amount: $1,727 million
	•	Maturity: April 18, 2005 (September 30, 2004 for New Money Facility)
	•	Amortization: $250 million on 12/31/03; $200 million on 9/30/04 (a), and $150 million on 12/31/04
	•	Rate: LIBOR + 600 bps (b); retroactive increase to LIBOR + 1050 bps on unsecured debt, if not secured by 7/31/03
•	Allegheny Energy, Inc. Facilities
	•	Total Amount: $330 million
	•	Maturity: April 18, 2005
	•	Amortization: $7.5 million quarterly
	•	Rate: LIBOR + 500 bps; 75 bps unused

(a)		Assuming that the $50 million second installment of "new" money is not drawn down.

(b)

Dependent on credit rating. The LIBOR spreads are 600, 550 and 500 assuming Supply credit ratings of BB- or below, BB, and BB+ or higher, respectively. Additionally, there exists a LIBOR floor of 2.00% on unsecured borrowings and on all borrowings until certain real estate surveys are completed and delivered to the bank.

Summary Terms of Bank Deal (cont’d)

ADDITIONAL TERMS

•	Mandatory repayments / facility reductions
	•	75% of Allegheny Energy, Inc. (or its subsidiaries other than Allegheny Energy Supply) net asset sale proceeds up to $400 million and 100% thereafter used to prepay Allegheny Energy, Inc. debt

•

75% of Allegheny Energy Supply net asset sale proceeds up to $800 million and 100% thereafter (100% of sale proceeds from Springdale at all times) used to prepay Allegheny Energy Supply and Allegheny Energy, Inc. debt proportionately.

	•	100% of net proceeds from the issuance of debt used to prepay Allegheny Energy, Inc. and Allegheny Energy Supply debt proportionately

	•	100% of net proceeds from the issuance of “equity” in excess of $250 million used to prepay Allegheny Energy, Inc. and Allegheny Energy Supply debt proportionately

	•	50% of Excess Cash Flow of Allegheny Energy Supply used to repay Allegheny Energy Supply debt
	•	50% of Excess Cash Flow of Allegheny Energy, Inc. used to repay Allegheny Energy, Inc. debt
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Financial covenants (Minimum EBITDA, Minimum Interest Coverage Ratio, and Minimum Net Worth at Allegheny Energy Supply. Maximum Debt / Capitalization Ratio and Fixed Charge Coverage Ratio at Allegheny Energy, Inc.)

•	Prohibition on restricted payments at Allegheny Energy, Inc. (e.g. common dividends) and Allegheny Energy Supply

SECURITY

•	Refinancing Facility: 90.5% secured by 2nd priority interest in substantially all assets of Allegheny Energy Supply (other than Springdale)
•	New Money Facility: 100% secured by 1st priority interest in substantially all assets of Allegheny Energy Supply (other than Springdale)
•	Springdale Facility: $150 million secured by Springdale
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On the initial closing date, the Refinancing Facility will be secured pro rata up to the maximum amount permitted under the terms of Allegheny Energy Supply's public indenture and the SEC secured debt cap

•

The remaining balance of each of the Refinancing Facility and the Springdale facility are initially unsecured and will become secured as the necessary basket(s) become available (for example, through a capital raising transaction or asset sale)

•	Allegheny Energy, Inc. Facilities: Unsecured
•	Liens are subject to the prior liens on pollution control facilities financed by pollution control bonds

St. Joseph Synthetic Lease A- Notes

TERMS

•	Total Amount: $380 million
•	Maturity: November 15, 2007
•	Rate: 10.25%
•	Make-whole at 8.63%

SECURITY

•

On the initial closing date, the A-Notes and the Refinancing Facility will be secured pro rata up to the maximum amount permitted under the terms of Allegheny Energy Supply’s public indenture and the SEC secured debt cap

	•	Balance of A-Notes and existing bank debt to be initially unsecured, and later secured as the necessary basket(s) become available (for example, through a capital raising transaction or asset sale)

OTHER TERMS

•	New A-Note Indenture to be substantially in the form of the existing Allegheny Energy Supply Public Bond Indenture
	•	No financial covenants
	•	Cross acceleration
•	Mandatory repayments (following repayment of New Money Facility)
	•	Pro rata portion of Allegheny Energy Supply asset sale proceeds must be offered to prepay/ redeem A-Notes at par (no “make-whole” payments)
•

Following Event of Default, pro rata portion of Allegheny Energy Supply asset sale proceeds, debt/ equity issuances, and Supply excess cash flow must be offered to repay/ redeem A-Notes at par (no “make-whole” payments)

•	No Allegheny Energy, Inc. guaranty on unsecured portion of either the existing Allegheny Energy Supply bank debt or the A-Notes

Assets Under Consideration for Sale

•	The West Book (CDWR contract, Williams toll, LV Cogen toll
and various other natural gas and power contracts)
•	1,710 MW of Midwest generation assets
•	Bath County pumped storage generation facility (AE Supply’s 739 MW share)
•	Other gas-fired peaking facilities totaling 330 MW
•	Certain coal-fired generation assets totaling 2,037 MW
•	Gas distribution assets
•	Other regulated assets
•	Partnership share in AFN Communications, Inc.

Rationale for Proxy Proposal

•	By removing the preemptive rights provision, Allegheny Energy will have greater flexibility to raise additional capital that is essential to the success of the corrective action plan.
•	The preemptive rights provision in Allegheny Energy’s charter serves as a significant impediment to any private sale of equity securities for cash to institutional or strategic investors.
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Such issuances of equity can be especially important when both Allegheny Energy and the capital markets are under great stress as is the case at this time and can play an important role in meeting the mandatory repayment schedule of the restructured bank facilities.

•	Allegheny Energy management and Board is examining a number of options to ensure financial flexibility to move forward successfully.

Summary

•	Your significant investment is important to Allegheny Energy.
•	The current proxy proposal is critical to Allegheny Energy’s future.
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Allegheny Energy has not filed timely audited financial statements; thus, it is precluded from issuing equity in the public markets at this time and may not be able to do so until mid 2003, at the earliest.

•	The asset sales process is a lengthy process.
•	Failure to eliminate this preemptive right will significantly impair Allegheny Energy’s ability to issue equity in the private equity market.
•	Inability to raise adequate capital through equity and asset sales may result in Allegheny Energy’s failure to meet the mandatory repayment schedule in the new bank facilities